EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statement (No. 333-63781) of Merrill Merchants Bancshares, Inc. of our report dated February 15, 2007, relating to the consolidated statements of financial condition of Merrill Merchants Bancshares, Inc. and Subsidiary as of December 31, 2006 and 2005, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 2006, which report is included in the December 31, 2006 annual report on Form 10-K of Merrill Merchants Bancshares, Inc.

/s/ Berry, Dunn, McNeil & Parker

Bangor, Maine
February 26, 2007